UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 11, 2013

Rand Worldwide, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

161 Worcester Road, Suite 401, Framingham, Massachusetts		01701
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(508) 663-1400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Executive Officer

On September 11, 2013, Rand Worldwide, Inc. (the "Company") terminated its employment relationship with Mr. Robert Heeg, its Executive Vice President.

The Company and Mr. Heeg are parties to an employment agreement that provides that Mr. Heeg’s employment may be terminated at any time by the Company or Mr. Heeg. Under this agreement and in connection with the termination of his employment, Mr. Heeg is entitled to receive, subject to any applicable waiting periods required by law, severance in the form of continued base salary for 12 months and the costs associated with continuing his employee benefits during such 12-month period, including medical coverage under the Company’s insurance plans, provided that he executes and delivers a release and waiver of claims acceptable to the Company within 28 days of his termination date. At the time of his termination, Mr. Heeg’s base salary was $238,750 per year.

(d) Election of Director

On September 12, 2013, the Board of Directors of the Company elected Lawrence Rychlak to serve on the Company’s Board of Directors until the next annual meeting of stockholders and until his successor is duly elected and qualifies. The Board does not initially intend to appoint Mr. Rychlak to serve on any Board Committees. Mr. Rychlak is the President and Chief Financial Officer of the Company and as such will receive no additional compensation for serving on the Board of Directors. Biographical and compensation information for Mr. Rychlak is provided in the sections of the Company’s definitive proxy statement filed on October 3, 2012 entitled "EXECUTIVE OFFICERS" and "EXECUTIVE COMPENSATION", which information is incorporated herein by reference. Other than his compensatory arrangements, Mr. Rychlak has not been a party to any transaction of the type required to be disclosed by Item 404(a) of the Securities and Exchange Commissioner’s Regulation S-K and no such transaction is currently contemplated.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rand Worldwide, Inc.

September 12, 2013	By:	Lawrence Rychlak

Name: Lawrence Rychlak
Title: President and Chief Financial Officer